Exhibit 5.1

10250 Constellation Blvd., Suite 1100 Los Angeles, California 90067 Tel: +1.424.653.5500 Fax: +1.424.653.5501 www.lw.com FIRM / AFFILIATE OFFICES
May 8, 2025 The Oncology Institute, Inc. 18000 Studebaker Road, Suite 800 Cerritos, California	Austin Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid	Milan Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Silicon Valley Singapore Tel Aviv Tokyo Washington, D.C.

Re: The Oncology Institute, Inc.; 27,924,611 share of common stock

To the addressees set forth above:

We have acted as special counsel to The Oncology Institute, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 8, 2025 (the “Registration Statement”). The Registration Statement relates to the registration of 27,924,611 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) consisting of (i) 12,006,510 shares of Common Stock presently issued and outstanding (the “Issued Shares”), (ii) 2,886,614 shares of Common Stock (the “Pre-Funded Shares”) issuable upon the exercise of outstanding pre-funded warrants to purchase shares of Common Stock (the Pre-Funded Warrants”), (iii) 9,308,204 shares of Common Stock (together with the Pre-Funded Shares, the “Warrant Shares”) issuable upon the exercise of outstanding common warrants to purchase shares of Common Stock (together with the Pre-Funded Warrants, the “Warrants”), and (iv) 3,723,283 shares of Common Stock (the “Preferred Common Shares”) issuable upon the conversion of shares of the Company’s Series A Common Equivalent Convertible Preferred Stock, all of which are being offered by certain selling stockholders identified in the Registration Statement (the “Selling Stockholders”). The Issued Shares, Warrant Shares and Preferred Common Shares are referred to herein collectively as the “Shares.” This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The Issued Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully-paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company has complied with all applicable notice requirements regarding uncertificated shares provided in the DGCL.
2.	When the Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Selling Stockholders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants and in total amounts and numbers of shares that does not exceed the total amounts and numbers of shares available under the Amended and Restated Certificate of Incorporation of the Company, the issue of the Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Warrant Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

May 8, 2025

3.	When the Preferred Common Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Selling Stockholders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Certificate of Designation of Series A Common Stock Equivalent Convertible Preferred Stock, as amended, and in total amounts and numbers of shares that does not exceed the total amounts and numbers of shares available under the Amended and Restated Certificate of Incorporation of the Company, the issue of the Preferred Common Shares will have been duly authorized by all necessary corporate action of the Company, and the Preferred Common Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely, /s/ Latham & Watkins LLP